Exhibit 99.1

VICI PROPERTIES INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 RESULTS
– Establishes Guidance for Full Year 2020, Excluding Pending Acquisitions –

NEW YORK, NY – February 20, 2020 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties” or the “Company”), an experiential real estate investment trust, today reported results for the quarter and year ended December 31, 2019.
Fourth Quarter 2019 Financial Results Summary

•
Total revenues were $237.5 million for the quarter, compared to $226.0 million for the quarter ended December 31, 2018. The quarter ended December 31, 2018 included $19.9 million associated with tenant reimbursement of property taxes that are no longer recorded as revenue[1]. Excluding the impact of tenant reimbursement of property taxes, total revenues for the quarter increased 15.2% compared to the quarter ended December 31, 2018.

•	Leasing revenues were $229.8 million for the quarter, representing a 15.7% increase compared to $198.6 million for the quarter ended December 31, 2018.

•
Net income attributable to common stockholders was $98.6 million for the quarter, compared to $142.5 million for the quarter ended December 31, 2018. Per share net income attributable to common stockholders was $0.21 per diluted share for the quarter, compared to $0.37 per diluted share for the quarter ended December 31, 2018. The decrease in net income and net income per diluted share for the quarter ended December 31, 2019 is primarily related to costs associated with the early termination of the CPLV CMBS debt in November, amortization of debt issuance costs related to the Eldorado transaction and an increased share count, related to the issuance of 50 million shares in June 2019.

•
NAREIT-defined Funds From Operations (“FFO”) attributable to common stockholders was $98.6 million, or $0.21 per diluted share, for the quarter compared to $142.5 million, or $0.37 per diluted share, for the quarter ended December 31, 2018. The decrease in FFO and FFO per diluted share for the quarter ended December 31, 2019 is primarily related to costs associated with the early termination of the CPLV CMBS debt in November, amortization of debt issuance costs related to the Eldorado transaction and an increased share count, related to the issuance of 50 million shares in June 2019.

•
Adjusted Funds From Operations (“AFFO”) attributable to common stockholders was $176.6 million for the quarter, representing an increase of 26.3% compared to AFFO of $139.9 million for the quarter ended December 31, 2018. AFFO was $0.37 per diluted share for the quarter compared to $0.36 per diluted share for the quarter ended December 31, 2018.

Full Year 2019 Financial Results Summary

•
Total revenues were $894.8 million for the year, compared to $898.0 million for the year ended December 31, 2018. The year ended December 31, 2018 included $81.2 million associated with tenant reimbursement of property taxes that are no longer recorded as revenue[1]. Excluding the impact of tenant reimbursement of property taxes, total revenues increased 9.6% compared to the year ended December 31, 2018.

•	Leasing revenues were $865.9 million for the year, representing a 9.7% increase compared to $789.5 million for the year ended December 31, 2018.

•
Net income attributable to common stockholders was $546.0 million for the year, compared to $523.6 million for the year ended December 31, 2018. Per share net income attributable to common stockholders for the year was $1.24 per diluted share compared to $1.43 per diluted share for the year ended December 31, 2018. The year-over-year decrease in per share results is directly attributable to an increased share count, related to the issuance of 50 million shares in June 2019.

•
FFO attributable to common stockholders was $546.0 million, or $1.24 per diluted share for the year, compared to $523.6 million, or $1.43 per diluted share, for the year ended December 31, 2018. The year-over-year decrease in per share results is directly attributable to an increased share count, related to the issuance of 50 million shares in June 2019.

___________________________
1 Upon the adoption of ASC 842 on January 1, 2019, we ceased recording tenant reimbursement of property taxes as these taxes are paid directly by our tenants to the applicable government entity.

•
AFFO attributable to common stockholders was $649.6 million for the year, representing an increase of 23.6% compared to AFFO of $525.6 million for the year ended December 31, 2018. AFFO was $1.48 per diluted share for the year, compared to $1.43 per diluted share for the year ended December 31, 2018.

Edward Pitoniak, Chief Executive Officer of VICI, said: “In 2019, through the great work of our team and through the unstinting support of our stockholders, VICI continued to transform itself and its sector. We announced $4.9 billion of acquisitions, representing all arms-length gaming net-lease transactions among publicly-traded companies, and we raised $2.6 billion of equity, including the largest-ever REIT follow-on offering of primary shares. VICI completed its inaugural unsecured notes issuance in November 2019, enhancing our balance sheet and laddering our maturities while replacing the Caesars Palace CMBS secured debt with unsecured debt, marking a key step on our path to an investment grade rating. We increased adjusted EBITDA by over 17%, or $124 million, to $847 million, yielding 100% flow-through on our 2019 adjusted revenue growth of approximately $124 million. We also raised our dividend for the second consecutive year, maintained a solid, low-levered balance sheet and doubled our roster of best-in-class gaming operators by adding Hard Rock International and Century Casinos Inc. as tenants. Our 2019 total return performance of 43.2% puts VICI in the top position amongst gaming net lease REITs and top three amongst all triple net lease REITs for 2019 total return. We increased our total enterprise value by over 45%, to $15.5 billion on December 31, 2019, meaning that in just over two years we have become the third largest American Triple Net REIT by enterprise value.”
Fourth Quarter 2019 Acquisitions and Portfolio Activity
On December 6, 2019, we completed the previously announced transaction to acquire the land and real estate assets of Century Casino Cape Girardeau in Cape Girardeau, Missouri, Century Casino Caruthersville in Caruthersville, Missouri, and Mountaineer Casino, Racetrack & Resort in New Cumberland, West Virginia, from Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado”) for an aggregate purchase price of approximately $277.8 million in cash. We funded the transaction with cash on hand. Simultaneous with the closing of the transaction, we entered into a triple-net master lease agreement with Century Casinos, Inc. (NASDAQ: CNTY) (“Century”). The master lease has an initial total annual rent of $25.0 million and an initial term of 15 years, with four 5-year tenant renewal options. The tenant’s obligations under the lease are guaranteed by Century.
Fourth Quarter 2019 Capital Markets Activity
On November 26, 2019, our wholly owned subsidiaries VICI Properties L.P. (the “Operating Partnership”) and VICI Note Co. Inc. (the “Co-Issuer” and, together with the Operating Partnership, the “Issuers”) issued $1.25 billion aggregate principal amount of 4.25% senior unsecured notes due 2026 (the “2026 Notes”) and $1.0 billion aggregate principal amount of 4.625% senior unsecured notes due 2029 (the “2029 Notes” and, together with the 2026 Notes, the “Notes”). We used the net proceeds from the offering of Notes (the “November 2019 Senior Unsecured Notes Offering”) to refinance the existing $1.55 billion asset-level real estate mortgage financing secured by the real estate assets associated with Caesars Palace Las Vegas (the “CPLV CMBS”) and to pay certain fees and expenses and consummate certain other previously announced transactions with the remaining proceeds.
Subsequent to Year End
On January 24, 2020 we completed the previously announced transaction to acquire the casino-entitled land and real estate and related assets of the JACK Cleveland Casino, located in Cleveland, Ohio and the JACK Thistledown Racino located in North Randall, Ohio, from affiliates of JACK Ohio LLC (“JACK Entertainment”), for approximately $843.3 million. Simultaneous with the closing of the JACK Cleveland/Thistledown Acquisition, we entered into a master triple-net lease agreement for JACK Cleveland Casino and JACK Thistledown Racino with subsidiaries of JACK Entertainment. We funded the transaction using a mix of cash on hand and a portion of the proceeds that we raised in our November 2019 Senior Unsecured Notes Offering. The lease has an initial total annual rent of $65.9 million and an initial term of 15 years, with four five-year tenant renewal options. The tenant’s obligations under the lease are guaranteed by Rock Ohio Ventures LLC (“Rock Ohio Ventures”). Additionally, we made a $50.0 million loan to affiliates of Rock Ohio Ventures secured by, among other things, certain non-gaming real estate assets owned by such affiliates and guaranteed by Rock Ohio Ventures. The loan bears interest at 9.0% per annum for a period of five years with two one-year extension options.

On January 24, 2020, our wholly owned subsidiary VICI Properties 1 LLC entered into Amendment No. 1 to the Amended and Restated Propco Credit Agreement, which, among other things, reduced the interest rate on our Term Loan B Facility from LIBOR plus 2.00% to LIBOR plus 1.75% with a LIBOR floor of 0%.
On February 5, 2020, we issued (i) $750.0 million in aggregate principal amount of 3.500% senior unsecured 5-year notes due 2025 (the “2025 Notes”), (ii) $750.0 million in aggregate principal amount of 3.750% senior unsecured 7-year notes due 2027 and (iii) $1.0 billion of 4.125% senior unsecured 10.5-year notes due 2030. We placed $2.0 billion of the net proceeds into escrow pending the consummation of the Eldorado Transaction, and used the remaining net proceeds from the 2025 Notes to redeem in full the outstanding $498.5 million in aggregate principal amount of the 8.0% second priority senior unsecured notes due 2023 (the “Second Lien Notes”). The Second Lien Notes were redeemed in full on February 20, 2020.
On February 7, 2020, we sold 7,500,000 shares under our at-the-market offering program for aggregate gross proceeds of $202.1 million.

Balance Sheet and Liquidity
As of December 31, 2019, the Company had $4.8 billion in total debt and approximately $2.2 billion in liquidity comprised of $1.1 billion in cash and cash equivalents, $59.5 million of short-term investments and $1.0 billion of availability under the Revolving Credit Facility (subject to compliance with the financial covenants of the facility). In addition, the Company has access to the 65,000,000 shares that are subject to the forward sale agreement entered into in June 2019, which would provide an additional approximately $1.3 billion in proceeds upon settlement. The Company’s outstanding indebtedness as of December 31, 2019 was as follows and does not reflect capital markets activity subsequent to quarter end (including the February 2020 unsecured notes offering and redemption of the Second Lien Notes):

($ in millions)	December 31, 2019
Revolving Credit Facility	$—
Term Loan B Facility	2,100.0
2026 Notes	1,250.0
2029 Notes	1,000.0
Second Lien Notes	498.5
Total debt outstanding, face value	$4,848.5
Cash and cash equivalents	$1,101.9
Short-term investments	$59.5
Net Debt	$3,687.1

Dividends
On December 12, 2019, the Company declared a cash dividend of $0.2975 per share of common stock for the period from October 1, 2019 to December 31, 2019, based on an annual distribution rate of $1.19 per share. The dividend was paid on January 9, 2020 to stockholders of record as of the close of business on December 27, 2019.

2020 Guidance
The Company is providing estimated net income, FFO and AFFO guidance for the full year 2020. The Company estimates that net income attributable to common stockholders for the year ending December 31, 2020 will be between $631.0 million and $653.0 million, or between $1.30 and $1.35 per diluted share, which does not include any pending acquisitions. The Company estimates AFFO for the year ending December 31, 2020 will be between $728.0 million and $748.0 million, or between $1.50 and $1.54 per diluted share, which does not include any pending acquisitions. These per share estimates reflect the dilutive impact of the additional 50,000,000 shares of common stock issued on June 28, 2019, as well as an estimate of the additional shares from the unsettled forward sale agreements that are required to be included in the dilutive earnings per share calculation under the treasury stock method.
These estimates do not include the impact on operating results from currently pending transactions (including the Eldorado Transaction in which we will collect $253 million of annual rent), the sale of common shares subject to the forward sale agreements entered into with the forward purchasers in June 2019 or possible future acquisitions or dispositions, capital markets activity, or other non-recurring transactions. Guidance does not include charges related to the new accounting pronouncement, ASU No. 2016-13 - Financial Instruments-Credit Losses (Topic 326), which is effective for us beginning in the first quarter of 2020 and which will require us to record a non-cash credit allowance for our investments in direct financing and sales-type leases.
The following is a summary of the Company’s full-year 2020 guidance:

2020 Aggregate Guidance: Net Income, FFO & AFFO ($ in millions)

For the Year Ending December 31, 2020:	Low	High
Estimated net income attributable to common stockholders	$631.0	$653.0
Estimated real estate depreciation	—	—
Estimated Funds From Operations (FFO)	$631.0	$653.0
Estimated direct financing and sales-type lease adjustments	18.0	18.0
Estimated transaction and acquisition expenses, non-cash stock-based compensation, amortization of debt issuance costs and OID, other non-cash interest expense, non-real estate depreciation, capital expenditures, impairment charges and gains or losses on debt extinguishments	79.0	77.0
Estimated Adjusted Funds From Operations (AFFO)	$728.0	$748.0

2020 Per Share Guidance: Net Income, FFO & AFFO

For the Year Ending December 31, 2020:	Low	High
Estimated net income attributable to common stockholders per diluted share	$1.30	$1.35
Estimated real estate depreciation per diluted share	—	—
Estimated Funds From Operations (FFO) per diluted share	$1.30	$1.35
Estimated direct financing and sales-type lease adjustments per diluted share	0.04	0.04
Estimated transaction and acquisition expenses, non-cash stock-based compensation, amortization of debt issuance costs and OID, other non-cash interest expense, non-real estate depreciation, capital expenditures, impairment charges and gains or losses on debt extinguishments, per diluted share	0.16	0.16
Estimated Adjusted Funds From Operations (AFFO) per diluted share	$1.50	$1.54
Estimated Weighted Average Share Count at Year End (in millions)	484.3	484.3
The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release and otherwise to be referenced during the conference call referred to below. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on our website in the "Investors" section, under the menu heading “Financials” This additional information is being provided as a supplement to the information in this release and our other filings with the SEC. The Company has no obligation to update any of the guidance or other information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.
Conference Call and Webcast
The Company will host a conference call and audio webcast on Thursday, February 20, 2020 at 5:00 p.m. Eastern Time (ET). The conference call can be accessed by dialing 833-227-5837 (domestic) or 647-689-4064 (international). An audio replay of the conference call will be available from 8:00 p.m. ET on February 20, 2020 until midnight ET on February 27, 2020 and can be accessed by dialing 800-585-8367 (domestic) or 416-621-4642 (international) and entering the passcode 6555717.
A live audio webcast of the conference call will be available through the “Investors” section of the Company’s website, www.viciproperties.com, on February 20, 2020, beginning at 5:00 p.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.
About VICI Properties
VICI Properties is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 28 gaming facilities comprising over 40 million square feet and features approximately 15,600 hotel rooms and more than 180 restaurants, bars and nightclubs. Its properties are leased to industry leading gaming and hospitality operators, including Caesars Entertainment Corporation, Century Casinos Inc., Hard Rock International, JACK Entertainment and Penn National Gaming, Inc. VICI Properties also owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio. For additional information, please visit www.viciproperties.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are risks that the Company may not achieve the benefits contemplated by our pending and recently completed acquisitions of real estate assets; risks that not all potential risks and liabilities have been identified in the Company’s due diligence; for our pending and recently completed acquisitions; risks regarding the ability to receive, or delays in obtaining, the governmental and regulatory approvals and consents required to consummate our pending acquisitions, or other delays or impediments to completing our pending acquisitions; our ability to obtain the financing necessary to complete our pending acquisitions on the terms we currently expect or at all; the possibility that our pending acquisitions may not be completed or that completion may be unduly delayed; and the effects of our recently completed acquisitions and the pending acquisitions on us, including the post-acquisition impact on our financial condition, financial and operating results, cash flows, strategy and plans. Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December

31, 2019, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.
Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (“NAREIT”), we define FFO as net income (or loss) (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control and (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO direct financing and sales-type lease adjustments, transaction costs incurred in connection with the acquisition of real estate investments, non-cash stock-based compensation expense, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate and gains (or losses) on debt extinguishment.
We calculate Adjusted EBITDA by adding or subtracting from AFFO interest expense and interest income (collectively, interest expense, net) and income tax expense.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31, 2019	December 31, 2018
Assets
Real estate portfolio:
Investments in direct financing and sales-type leases, net	$10,734,245	$8,916,047
Investments in operating leases	1,086,658	1,086,658
Land	94,711	95,789
Cash and cash equivalents	1,101,893	577,883
Restricted cash	—	20,564
Short-term investments	59,474	520,877
Other assets	188,638	115,550
Total assets	$13,265,619	$11,333,368

Liabilities
Debt, net	$4,791,563	$4,122,264
Accrued interest	20,153	14,184
Deferred financing liability	73,600	73,600
Deferred revenue	70,340	43,605
Dividends payable	137,056	116,287
Other liabilities	123,918	62,406
Total liabilities	5,216,630	4,432,346

Stockholders’ equity
Common stock	4,610	4,047
Preferred stock	—	—
Additional paid in capital	7,817,582	6,648,430
Accumulated other comprehensive income	(65,078)	(22,124)
Retained earnings	208,069	187,096
Total VICI stockholders’ equity	7,965,183	6,817,449
Non-controlling interests	83,806	83,573
Total stockholders’ equity	8,048,989	6,901,022
Total liabilities and stockholders’ equity	$13,265,619	$11,333,368

VICI Properties Inc.
Consolidated Statement of Operations and Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues
Income from direct financing and sales-type leases	$218,905	$187,271	$822,205	$741,564
Income from operating leases	10,913	11,345	43,653	47,972
Tenant reimbursement of property taxes	—	19,918	—	81,240
Golf operations	7,719	7,505	28,940	27,201
Revenues	237,537	226,039	894,798	897,977

Operating expenses
General and administrative	5,109	4,283	24,569	24,429
Depreciation	883	929	3,831	3,686
Property taxes	—	20,212	—	81,810
Golf operations	4,538	4,540	18,901	17,371
Loss on impairment	—	—	—	12,334
Transaction and acquisition expenses	249	393	4,998	393
Total operating expenses	10,779	30,357	52,299	140,023
Operating income	226,758	195,682	842,499	757,954

Interest expense	(71,448)	(54,297)	(248,384)	(212,663)
Interest income	4,153	3,803	20,014	11,307
Loss from extinguishment of debt	(58,143)	—	(58,143)	(23,040)
Income before income taxes	101,320	145,188	555,986	533,558
Income tax expense	(607)	(557)	(1,705)	(1,441)
Net income	100,713	144,631	$554,281	$532,117
Less: Net income attributable to non-controlling interests	(2,082)	(2,090)	(8,317)	(8,498)
Net income attributable to common stockholders	$98,631	$142,541	$545,964	$523,619

Net income per common share
Basic	$0.21	$0.37	$1.25	$1.43
Diluted	$0.21	$0.37	$1.24	$1.43

Weighted average number of common shares outstanding
Basic	460,689,199	385,720,716	435,071,096	367,226,395
Diluted	472,642,363	385,847,082	439,152,946	367,316,901

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income attributable to common stockholders	$98,631	$142,541	$545,964	$523,619
Real estate depreciation	—	—	—	—
FFO	98,631	142,541	545,964	523,619
Direct financing and sales-type lease adjustments attributable to common stockholders	2,585	(6,199)	492	(44,852)
Transaction and acquisition expenses	249	393	4,998	393
Non-cash stock-based compensation	1,402	860	5,223	2,342
Amortization of debt issuance costs and original issue discount	14,854	1,498	33,034	5,976
Other depreciation	875	928	3,815	3,679
Capital expenditures	(106)	(156)	(2,097)	(899)
Loss on impairment	—	—	—	12,334
Loss on extinguishment of debt	58,143	—	58,143	23,040
AFFO	176,633	139,865	649,572	525,632
Interest expense, net	52,441	48,996	195,336	195,380
Income tax expense	607	557	1,705	1,441
Adjusted EBITDA	$229,681	$189,418	$846,613	$722,453

Net income per common share
Basic	$0.21	$0.37	$1.25	$1.43
Diluted	$0.21	$0.37	$1.24	$1.43
FFO per common share
Basic	$0.21	$0.37	$1.25	$1.43
Diluted	$0.21	$0.37	$1.24	$1.43
AFFO per common share
Basic	$0.38	$0.36	$1.49	$1.43
Diluted	$0.37	$0.36	$1.48	$1.43
Weighted average number of common shares outstanding
Basic	460,689,199	385,720,716	435,071,096	367,226,395
Diluted	472,642,363	385,847,082	439,152,946	367,316,901

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Danny Valoy
Vice President, Finance
DValoy@viciproperties.com